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[LOGO OF HAZLETT,LEWIS & BIETER, PLLC]



Hazlett, Lewis & Bieter, PLLC
Certified Public Accountants




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement of Rotech Medical Corporation on Form S-8 of our report dated December 22, 1995 on the financial statements of Advantage Healthcare, Inc. as of December 31, 1994 and for the year then ended, appearing in the Form 8-K/A filed on January 11, 1996, and to the reference to us as "experts" in such Registration Statement insofar as it pertains to our report on the financial statements referred to herein.



                              /s/ Hazlett, Lewis & Bieter, PLLC



Chattanooga, Tennessee
May 16, 1996










Tivoli Center, Suite 300 . 701 Broad Street . Chattanooga, Tennessee 37402-1802
 . Telephone (615) 756-6133
                              FAX (615) 756-CPAS